Exhibit 10.6

TALKSPACE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Talkspace, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non- Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries, and who is determined by the Board to be eligible to receive compensation under this Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the Effective Date (as defined below), and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. For purposes of this Program, the “Effective Date” shall mean the date on which the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Hudson Executive Investment Corp. and certain parties thereto, dated as of January 12, 2021 (the “SPAC Merger”) are consummated.

1.
Cash Compensation.
a.
Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $40,000 for service on the Board.
b.
Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i)
Audit Committee Chairperson. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.
(ii)
Compensation Committee Chairperson. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii)
Chairman of the Board. An Eligible Director serving as the Chairman of the Board shall be eligible to receive an additional annual retainer of $30,000 for such service.
c.
Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable. Notwithstanding anything to the contrary in Sections 1 and 2 of this Program, each Eligible Director entitled to receive any annual cash retainer may elect to receive the value of such annual cash retainer in the form of a Restricted Stock Unit (“RSU”) award rather than in the form of cash payment (the “Election”); provided, however, that such RSU award shall be subject to the vesting schedules set forth in Section 2 of this Program. An Eligible Director must make the Election by the first day of the calendar year and such Election will be effective for the remainder of the current calendar year.

Exhibit 10.6

2.
Equity Compensation.
a.
General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.
Original Director Awards. Each Eligible Director serving on the Board as of the closing of the SPAC Merger automatically shall be granted an Option with a value of $320,000 and a RSU award with a value of $80,000 (each, a “Existing Director Award”). Each Existing Director Award that is an Option shall be granted on the date of the closing of the SPAC Merger and each Existing Director Award that is a Restricted Stock Unit award shall be granted upon effectiveness of the Form S-8 with respect to the Company’s common stock issuable under the Plan, in each case subject to continued service through the applicable grant date. Each Existing Director Award shall vest and become exercisable (as applicable) as to 25% of the Shares subject to such award on each of the first four anniversaries of the closing of the SPAC Merger, subject to continued service through the applicable vesting date.
c.
Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted an Option with a value of $320,000 and a RSU award with a value of $80,000 (each, an “Initial Award”). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”). Each Initial Award shall vest and become exercisable (as applicable) as to 25% of the Shares subject to such award on each of the first four anniversaries of such Election Date, subject to continued service through the applicable vesting date.
d.
Annual Awards. An Eligible Director who is serving on the Board as of the date of the Annual Meeting each calendar year beginning with calendar year 2022 shall be granted a RSU award with a value of $160,000 (an “Annual Award” and together with the Original Director Awards and the Initial Awards, the “Director Awards”). Each Annual Award shall vest in full on the one-year anniversary of the applicable grant date, subject to continued service through the applicable vesting date.
e.
Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time, if the Eligible Director will not become, as of immediately following such Change in Control, a member of the board of the Company or the ultimate parent of the Company.
f.
Provisions Applicable to Awards. With respect to any Award granted under this

Program:

i.
The exercise price per Share with respect to an Option shall be equal to the Fair Market Value of a Share on the applicable grant date.
ii.
An Option shall have a maximum term of ten years from the applicable grant date.

iii.
The number of Shares subject to an Option shall be determined by dividing the value of the Option by the per share Black-Scholes valuation as of the applicable grant date, utilizing the same assumptions that the Company uses in preparation of its financial statements.

Exhibit 10.6

iv.
The number of Shares subject to a Restricted Stock Unit award shall be determined by dividing the value by the Fair Market Value of a Share on the applicable grant date.
3.
Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non- employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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